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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-15135) and related Prospectus of Netscape Communications Corporation and to the incorporation by reference therein of our report dated February 16, 1996 with respect to the financial statements of InSoft, Inc. for the year ended December 31, 1995, included in the Current Report (Form 8-K/A) of Netscape Communications Corporation filed with the Securities and Exchange Commission on July 8, 1996, all of which are incorporated by reference in this Registration Statement on Form S-3 of Netscape Communications Corporation.

                                          /s/  ERNST & YOUNG LLP

Harrisburg, Pennsylvania
November 8, 1996